Exhibit (c)(15)

INVESTMENT BANKING DIVISION

Discussion Materials for the Board of Directors

31-Oct-2012

Disclaimer	INVESTMENT BANKING DIVISION

This document and any statement made by Goldman Sachs International (“GSI”) in connection with any related presentation to the Board of Directors of Fiat Industrial S.p.A. (the “Company”) (collectively, the “Confidential Information”) are confidential and are provided exclusively for the information and assistance of the Company’s Board of Directors in connection with its consideration of the proposals described herein and may not be disclosed to any third party, or circulated or referred to publicly, or used for any other purpose without our prior written consent.

The Confidential Information does not constitute a recommendation as to how the Company’s Board of Directors should proceed. The Confidential Information was obtained from the Company’s management and from publicly available sources and has not been independently verified by GSI. GSI has relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of the Confidential Information. In addition, GSI has not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries. Neither GSI nor any of its affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information and any liability therefore (including in respect of direct, indirect or consequential loss or damage) is expressly disclaimed. GSI is not addressing any legal, regulatory, tax or accounting matters in this document and, furthermore, is not expressing any views on, and this document does not address, the fairness of any transaction to, or any consideration to be paid or received in connection therewith by, any person. The Confidential Information does not purport to contain all of the information that may be required to evaluate, and should not be relied on in connection with, any proposal. GSI does not undertake or expect to update or otherwise revise the Confidential Information.

GSI does not provide legal, accounting or tax advice and the Company is advised to consult its own independent advisors on any legal, tax or accounting issues relating to the Confidential Information. The receipt of this document or any other Confidential Information by any recipient other than the Board of Directors of Fiat Industrial S.p.A. is not to be taken as constituting the giving of investment advice by GSI to that recipient, nor to constitute such person a client of GSI. No person shall be treated as a client of GSI, or be entitled to the protections afforded to clients of GSI, solely by virtue of having received this document.

1

Update on CNH Merger Discussions	INVESTMENT BANKING DIVISION

•	Since the October 14th Board Meeting, we have had several interactions with the Special Committee and their advisors

•	On October 18th and 22nd GS met with JPMorgan and Lazard

•	JPMorgan and Lazard summarized the views of CNH investors and their own:

•	CNH intrinsic value above $60 per share

•	Concerns with the NewCo currency offered in the exchange (both fundamental and technical)

•	No premium offered in contrast with market practice (referencing the Novartis / Alcon transaction in particular)

•	GS presented a term sheet summarizing the May 30th proposal and stated FI’s willingness to consider a top-up payment in cash

•	An all cash proposal was not an option for discussion

•	FI not contemplating a “majority of the minority” vote condition

•	Also, Special Committee counsel was contacted but said they were not authorized to respond to the term sheet until the committee had more clarity on improved economic terms

•	On October 25th Mr Marchionne met with members of the Special Committee and both sides’ financial and legal advisors

•	Meeting originally scheduled to present the industrial logic of the proposed merger, from CNH viewpoint in particular

•	General agreement on strategic logic, but clear departure on price and concern expressed on certain transaction terms

•

In a private session with the two members of the Special Committee present at the meeting (Colligan and Lipper), Mr Marchionne indicated a willingness to pay a modest premium in the “mid to high teens” in the form of a cash dividend

•	Clarified that this translated into $6-7 per CNH share

•	Offered that if timely agreement was reached dividend could be payable before year end (to mitigate effect of possible higher US taxes on payment)

•	Conditional on the merger terms previously outlined in FI May proposal / term sheet

•	Since the October 25th meeting, FI management and its advisors have answered the Special Committee’s remaining financial due diligence questions. Limited legal due diligence remains outstanding

•

The CNH / FI exchange ratio peaked at 4.240x following the Special Committee public rejection of the FI proposal and has since settled back to 4.109x, a 7.3% premium to the proposed ratio of 3.828x and 8.1% above the unaffected price on April 4th close of $39.65

2

Exchange Ratio Evolution Since 04-Apr	INVESTMENT BANKING DIVISION

Source: Bloomberg as of 26-Oct-2012

[1]	1 Month average exchange ratio to 04-April-2012.

3

Selected Buyouts by Majority Shareholders (>50%) 2005-2012YTD: Initial Ownership vs. Final Premium Showing Number of “Bumps” Post Announcement	INVESTMENT BANKING DIVISION

Source: Thomson Reuters, Factset, public information

Note: Number indicates number of price bumps

*

Novartis / Alcon buyout. The final premium based on Novartis’ estimate of the Alcon unaffected price was 22.6%. The chart shows an 18.0% vs. the “undisturbed” date, consistent with the method used for the other buyouts in the sample.

[1]	Includes transactions with no bumps.
[2]	Transactions which included a majority stock component.

4

Exchange Ratio Analysis	INVESTMENT BANKING DIVISION

Exchange Ratios
04-Apr¹
x
Spot	3.890 x
L1M Average	3.828 x
L3M Average	4.127 x
L6M Average	4.208 x

	Proposal Est.²
Exchange Ratio (# of FI Shares per CNH Share)	3.828	x	3.828	x	3.828	x	3.828	x	3.828	x	3.828	x
Dividend per CNH Share ($)	0.00		6.00		7.00		8.00		9.00		10.00
Implied Ratio for All Stock (Assuming Constant FI Stock Price)	3.828	x	4.403	x	4.499	x	4.595	x	4.691	x	4.787	x
Implied Value per CNH Share at Constant FI Share Price ($)	39.92		45.92		46.92		47.92		48.92		49.92
Implied Premium / (Discount) to Undisturbed (04-Apr)	0.7%		15.8%		18.3%		20.8%		23.4%		25.9%

	CNH Implied Valuation												FI
2012F P/E	8.6	x	9.9	x	10.1	x	10.3	x	10.5	x	10.7	x	11.3	x
2013BP P/E	8.7	x	10.0	x	10.3	x	10.5	x	10.7	x	10.9	x	8.7	x

EPS Accretion / Dilution for FI Shareholders³
2012PF EPS Accretion / (Dilution)	3.0%		2.6%		2.5%		2.5%		2.4%		2.4%
2013PF EPS Accretion / (Dilution)	0.1%		(0.3)%		(0.3)%		(0.4)%		(0.5)%		(0.5)%
2014PF EPS Accretion / (Dilution)	(1.2)%		(1.6)%		(1.6)%		(1.7)%		(1.7)%		(1.8)%

Dividend to CNH Minorities[4] (€m)	0		141		164		188		211		235
Dividend to CNH Minorities[4] ($m)	0		182		212		243		273		303
Total CNH Dividend[4] ($m)	0		1,453		1,695		1,938		2,180		2,422
As % of CNH Liquidity[5]	0%		34%		39%		45%		50%		56%

2012PF FI Net Industrial Debt / EBITDA
No Withdrawal Rights Exercised	0.5	x	0.6	x	0.6	x	0.6	x	0.6	x	0.6	x
€250m Withdrawal Rights Exercised	0.6	x	0.7	x	0.7	x	0.7	x	0.7	x	0.7	x

Source: FI and CNH filings, Bloomberg, FI 2012-2016 Business Plan. Market Data as of 26-Oct-2012

Note: EUR/USD exchange rate of 1.29. Treasury Stock Method applied

[1]	4-April (Undisturbed) is the last closing date before FI AGM, when transaction was first publicly raised.
[2]	1 Month average to 4-April-2012.
[3]	Estimated assuming 1% yield on CNH cash and 30% marginal tax rate.
[4]	Assumes dividend distributed to owners of outstanding shares (27.9m minorities, 239.7m in total) and stock grants (2.5m), not to options holders.
[5]	Includes $601m of cash & equivalents and $3,725 of deposits in cash management systems with FI subsidiaries (at 30-Jun-2012).

5

Trading Multiples Based on IBES Estimates	INVESTMENT BANKING DIVISION

Source: Companies’ latest filings, presentations and websites; Bloomberg; IBES Estimates. Market prices as of 26-Oct-2012

Note: EV calculated as Market Cap +/- Net Industrial Debt / (Cash) + Pension Liabilities + Minority Interest - Associates/JVs - Book Value of Financial Services Subsidiaries. EUR/USD exchange rate of 1.29. Treasury Stock Method applied.

[1]	CNH Adj. EV calculated as Market Cap + Pension Liabilities + Minority Interest - Associates/JVs - Book Value of Financial Services Subsidiaries.

6

Implied FI Share Price at Peers’ Multiples All Multiples Based on IBES – €m	INVESTMENT BANKING DIVISION

Market Cap	11,861		20,541		11,285		11,529		44,037		26,363		13,886
EV	8,729		23,994		10,884		10,588		54,848		30,074		13,418
2012E EV/EBITDA	5.3	x	5.9	x	8.0	x	8.1	x	5.7	x	7.0	x	6.6	x

$6 Dividend
Implied PF FI Share Price¹ (€)	8.71		9.96		13.83		13.92		9.50		11.99		11.15
Implied Value per CNH Share² ($)	49.11		55.34		74.47		74.92		53.05		65.39		61.21

$8 Dividend
Implied PF FI Share Price¹ (€)	8.66		9.92		13.78		13.87		9.46		11.95		11.10
Implied Value per CNH Share² ($)	50.90		57.12		76.24		76.69		54.84		67.17		62.98

$10 Dividend
Implied PF FI Share Price¹ (€)	8.62		9.88		13.73		13.82		9.41		11.90		11.06
Implied Value per CNH Share² ($)	52.69		58.91		78.01		78.45		56.62		68.94		64.76

Source: Bloomberg, IBES Estimates, FI latest filings. Market data as of 26-Oct-2012

Note: EUR/USD Exchange rate of 1.29. Treasury Stock Method applied

[1]

Estimated applying EV/EBITDA to business plan EBITDA (excl. unusuals and investment income, €2,519 for 2012) and the following EV adjustments: net industrial debt €1,963m (30-Jun-2012) adjusted for relevant dividend to be distributed by CNH, pension deficit €1,744m (31-Dec-2011), minorities €48m (30-Jun-2012), associates and financial services subsidiaries €2,335m (30-Jun-2012). Assumes 1,345m, 1,346m and 1,348m FI shares post transaction in case of $6, $8 and $10 dividend per CNH share respectively.

[2]	Calculated assuming 3.828x FI shares for each CNH share and $6 / $8 / $10 cash dividend.

7

Considerations on Potential Re-Rating of FI Stock Post Merger	INVESTMENT BANKING DIVISION

•	The full combination of FI and CNH presents several benefits for both sets of stakeholders and represents a strong catalyst for a re-rating of FI stock, thanks to:

•	US listing and improved float / liquidity, attracting a new capital goods-focused investor base and analyst coverage in the US

•	Creation of a true peer to large North American capital goods companies, currently trading at a premium to FI

•	However, the re-rating is likely to happen over time, as:

•	The float and liquidity of NewCo on the NYSE increases, thanks to investors education / roadshows and research coverage migration

•	The overall market conditions improve, including for capital goods (and specifically for trucks) in Southern Europe

•	US investors gradually buy back into stocks with significant European exposure

•	The effect of any flowback from CNH selling shareholders and portfolio adjustments resulting from the NewCo / FI merger are absorbed

8

Mechanics of Special Dividend	INVESTMENT BANKING DIVISION

•	The Special Committee’s advisors had indicated a preference for any dividend to be paid before year end

•	The concern is that the dividend may be taxed to US holders at higher rate if paid in 2013 (“fiscal cliff”)

•	Dividend may be declared by CNH Board, but CNH Board may defer to an EGM of CNH shareholders (given size and context of dividend)

•	The EGM would require preparation of circular and 15 days’ notice under Dutch rules

•	To pay dividend by year end, notice of meeting and circular should be delivered by first few days of December

•	CNH board may seek comfort on solvency (through solvency opinion or other financial advice)

•	At the time of the dividend payment, a number of conditions of the merger would not be satisfied, including

•	CNH vote on the merger (would be assured by FI vote with no majority of minority vote)

•	FI shareholder vote

•	Withdrawal rights and creditor opposition cap

•	It is therefore possible that the merger will not happen and CNH would remain a public company post-dividend

•

The precise funding and tax structuring of the special dividend are being developed, but possible solution would permit dividend to be paid in cash to the minorities by year end with deferral of payment to FI (potentially saving between $8 –30m in tax leakage)

•	This alternative would require a CNH EGM (notice period contemplated above)

9

INVESTMENT BANKING DIVISION

Appendix A: Additional Materials

FI Business Plan Financials Consolidated – IFRS	INVESTMENT BANKING DIVISION

Source: FI 2012-2016 Business Plan

Additional Materials	11